February 18, 2009
We hereby consent to the use, through attachment as an Exhibit to Amendment No. 1 to the Registration Statement (No. 333-157223) on Form F-10 (as amended) (the “Registration Statement”), of Silver Standard Resources Inc. (the “Company”), of our report to the shareholders of the Company on the consolidated balance sheets as at December 31, 2007 and 2006, the consolidated statements of earnings (loss), comprehensive loss, deficit and cash flows for each of the three years ended December 2007, 2006 and 2005, and the effectiveness of internal control over financial reporting of the Company as at December 31, 2007. Our report is dated March 7, 2008 (except for notes 3d and 18aii which are as of February 10, 2009).
We also consent to the reference to us under the headings “Interest of Experts” and “Documents Filed as Part of the Registration Statement” in the Registration Statement.
/s/ PricewaterhouseCoopers LLP
Chartered Accountants
Vancouver, British Columbia
“PricewaterhouseCoopers” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, or, as the context requires, the
PricewaterhouseCoopers global network or other member firms of the network, each of which is a separate and independent legal entity.